NewsRelease
NASDAQ-GM — “TEAM”
FOR IMMEDIATE RELEASE,Tuesday, May 5, 2009
TechTeam Global Reports First Quarter 2009 Financial Results
Reports improved operating results, cash flow and debt reduction despite a challenging economic environment
Announces retirement of an additional 16% of outstanding debt subsequent to quarter end
SOUTHFIELD, MICHIGAN, May 5, 2009...TechTeam Global, Inc. (NASDAQ: “TEAM”), a worldwide provider of information technology and business process outsourcing services, today reported net income of $1.7 million, or $0.16 per diluted share, for the three months ended March 31, 2009, which was consistent with the results for the three months ended March 31, 2008. While flat compared to last year, if the effects of foreign currency gains and losses during those periods are excluded, diluted earnings per share increased 28.6% from $0.14 per diluted share in the first quarter 2008 to $0.18 per diluted share in the first quarter 2009.
First quarter highlights include the following:
•	Revenue was $56.1 million, a decrease of 14.9% from the first quarter 2008 and a decrease of 9.4% from the fourth quarter 2008, largely due to the impact of unfavorable exchange rates in the first quarter 2009 and the divestiture of ANE completed during the fourth quarter 2008. In addition, the Company experienced some revenue erosion due to economic conditions and the previously announced wind-down of certain customer contracts.

•	Gross margin was 24.8%, an increase of 2.4 percentage points or 10.7% over the first quarter 2008 and an increase of 0.8% over the fourth quarter 2008, driven by improvements across all operating units and geographies.

•	SG&A expense was $10.6 million, a decline of 9.8% from the first quarter 2008 and 8.7% from the fourth quarter 2008.

•	Operating income of $3.3 million increased 9.8% over the first quarter 2008, but decreased 9.0% from the fourth quarter of 2008 on the basis of lower revenues noted above, excluding that period’s restructuring charge.

•	Operating margin of 5.9% increased 1.3 percentage points or 28.3% over the first quarter of 2008 and was flat sequentially from the fourth quarter of 2008, excluding the restructuring charge taken in the quarter.

•	EBITDA (earnings before interest, taxes, depreciation and amortization expense) margins increased to 8.5% of revenue compared to 7.7% of revenue for the same period in 2008, representing a year over year margin increase of 10.4%

•	Cash provided by operations was $7.2 million, a significant improvement over the $2.9 million cash used by operations in the first quarter 2008 and $5.0 million of cash provided by operating activities in the fourth quarter 2008, substantially driven by improvements in working capital management. This increased the Company’s net cash position by $3.0 million from December
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31, 2008 to $19.9 million at March 31, 2009 including debt reduction of $3.2 million in the quarter.

•	In April 2009, an additional $5.3 million or 16% of then current total debt was retired. Approximately 30% of the Company’s outstanding debt has been eliminated over the past seven months.

•	A key contract with the Company’s second largest global customer for help desk, desktop support, security administration and technical staffing services was renewed in April 2009 for three years with a total contract value of over $39 million.

•	Gartner, Inc. positioned TechTeam in the Leaders Quadrant in both the Magic Quadrant for Help Desk Outsourcing, North America, and the Magic Quadrant for Desktop Outsourcing Services, North America reports.[1]
“While business conditions remain very challenging, our operating results in the first quarter were solid and reflect the on-going execution of our strategy to transform the Company,” said Gary J. Cotshott, Chairman and Chief Executive Officer of TechTeam Global, Inc. “We are continuing to effectively manage through this difficult environment, while simultaneously improving our position in the market and our operating performance.”
“To counter the challenges of some price pressure and volume erosion from current customers, we continue to manage costs very closely and adjust capacity to meet changes in demand. While we expect these types of challenges to continue until overall business conditions improve, we replaced a good deal of this business in the first quarter through scope expansions among existing customers and some new business wins. As a result, we delivered sound profitability and cash flow in the quarter.”
“In this environment, current and prospective customers are looking to achieve greater cost savings by either increasing the scope of their engagements or establishing new outsourcing programs, which include significant interest in lower-cost offshore delivery locations. Our fundamental value proposition — to provide cost-effective solutions to our customers coupled with an ability to serve large multi-national companies across their global footprints — is driving a solid pipeline of new opportunities and allowing us to gain recognition from leading industry analysts, which in turn further improves our competitive positioning.”
“Even with a solid pipeline, decision cycles have lengthened and we expect some modest revenue erosion on a constant currency basis during 2009. Therefore, our priorities will continue to be protecting the Company’s profitability, increasing the new business backlog to support future growth in 2010, and taking substantive steps to improve the Company’s capital structure and use of capital, all of which are integral components of our overall transformation strategy.”
Discussion of First Quarter 2009 Results
Total Company revenue was $56.1 million for the first quarter 2009, which was a decrease from $66.0 million in the first quarter 2008 and was also a sequential decline from $61.9 million in the fourth quarter 2008. The lower revenue as compared to the first quarter 2008 was driven primarily by an approximate $4.0 million unfavorable impact of exchange rates on revenue in Europe, $2.1 million of lower revenue

[1]	The Magic Quadrant for Help Desk Outsourcing, North America was authored by Richard T. Matlus and William Maurer and was published on March 4, 2009. The Magic Quadrant for Desktop Outsourcing Services, North America was authored by William Maurer, Richard T. Matlus and Lilian Dutra and was published on March 3, 2009.
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resulting from the divestiture of ANE in late 2008 and the planned conclusion of certain customer contracts in our IT Outsourcing Services segment. The revenue decline was partially offset by the revenue from the acquisition of Onvaio in May 2008. The foreign currency impact was calculated as if revenue generated in Europe were translated into U.S. dollars at the average exchange rates in effect during the first quarter 2008. Excluding the impact of exchange rates on revenue, the revenue from the acquisition of Onvaio and the divestiture of ANE, revenue for the first quarter 2009 decreased approximately 6.5% from the first quarter 2008.
During the first quarter 2009, the Company reclassified certain expenses between Cost of Revenue and Selling, General and Administrative expense (“SG&A”) to allow the Company to track more appropriately how the services are managed. A reclassification of related expenses has been completed for the first quarter and full year 2008 to ensure full comparability of 2008 and 2009 results.
Gross profit, in dollar terms, decreased 5.8% to $13.9 million for the first quarter 2009 from the same period last year. However, the Company’s gross margin (gross profit as a percentage of revenue) increased to 24.8% in the first quarter 2009 from 22.4% in the first quarter 2008 and also increased sequentially from 24.6% in the fourth quarter 2008. This increase is due to a combination of tight cost management and the successful execution of restructurings announced and completed in 2008.
Gross margin for the Company’s commercial business was 23.7% in the first quarter 2009, from 21.1% in the first quarter 2008 and an increase from 22.4% in the fourth quarter 2008. First quarter 2009 gross margin increased from the prior year in both the Americas and Europe due to margin improvements on existing accounts and new customer contracts added in the Americas late in 2008. Sequentially, gross margin in the commercial business improved in both the Americas and Europe. Gross margin in the Company’s government business in the first quarter 2009 was 26.9%, an increase from 25.0% for the same period in 2008 and a sequential decrease from an unusually high 28.6% in the fourth quarter 2008.
SG&A expense decreased $1.1 million to $10.6 million in the first quarter 2009 from $11.7 million in the same period last year and sequentially from $11.6 million in the fourth quarter 2008. The decrease from the first quarter 2008 resulted primarily from a reduction of payroll-related costs driven by lower administrative headcount and the restructuring actions taken in 2008. SG&A expense was 18.9% of revenue for the first quarter 2009, a slight sequential increase from 18.7% of revenue in the fourth quarter 2008.
Operating income increased 9.8% to $3.3 million in the first quarter 2009, up from $3.0 million in the same period last year, but declined sequentially from $3.7 million in the fourth quarter 2008, excluding that period’s restructuring charge. Operating margins increased 28.3% to 5.9% for the first quarter 2009 from 4.6% for the first quarter 2008 and were flat sequentially with the fourth quarter 2008, excluding the restructuring charge.
Foreign currency transaction losses in the first quarter 2009 totaled $235,000 on a pre-tax basis related primarily to TechTeam’s operations in Europe. This compares to a pre-tax gain of $212,000 for the first quarter 2008 and $956,000 for the fourth quarter 2008.
On a reported basis, the Company’s effective tax rate for the first quarter 2009 was 40.9% as compared to the first quarter 2008 rate of 39.8% and declined sequentially from 52.2% in the fourth quarter 2008. The first quarter 2009 and 2008 rates differ from the U.S. statutory tax rate of 34.0% primarily due to state income taxes, foreign operating losses for which a tax benefit is not recorded and certain nondeductible expenses.
Net income was $1.7 million or $0.16 per share for the first quarter 2009 and 2008 and declined from net income of $2.9 million, or $0.27 per diluted share, in the fourth quarter 2008, excluding the restructuring charge from that period.
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With respect to the balance sheet, total current assets were $77.2 million at March 31, 2009, a decrease from $80.9 million at December 31, 2008. The decrease was due primarily to a $7.6 million decrease in accounts receivable, which was driven by lower revenue and improvements in days sales outstanding. Current liabilities were $40.9 million at March 31, 2009, an increase from $38.5 million at December 31, 2008 driven by an increase in current portion of long-term debt. The Company had 11,011,735 common shares issued and outstanding at March 31, 2009, as compared to 10,884,998 common shares issued and outstanding at December 31, 2008.
With respect to the statements of cash flows, net cash provided by operations for the quarter ended March 31, 2009 was $7.2 million as compared to net cash used in operations of $2.9 million for the same period in 2008 due primarily to improvements in working capital partially offset by lower net income. Net cash used in investing activities was $800,000 and $1.4 million for the three months ended March 31, 2009 and 2008, respectively. Net cash used in investing activities in the quarter ending March 31, 2009 was primarily related to the capital expenditures, while net cash used in investing activities during the quarter ending March 31, 2008 was related to acquisitions of SQM and NewVectors and capital expenditures. Capital expenditures were $671,000 and $755,000, respectively, for the three months ended March 31, 2009 and 2008. Net cash used by financing activities for the quarter ended March 31, 2009 was $3.2 million compared to $571,000 provided by financing activities for the quarter ended March 31, 2008. The net cash used by financing activities in 2009 was primarily used to pay down debt.
For the quarter ending March 31, 2009, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”), was $4.8 million, or 8.5% of revenue, compared with EBITDA of $5.0 million, or 7.7% of revenue, for the same period in 2008.
The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. See the table following the financial statements in this press release for a reconciliation of operating income to EBITDA excluding the restructuring charges.
Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its first quarter 2009 financial results at 4:30 p.m. EDT, today, Tuesday, May 5, 2009. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-804-6295 (outside the United States, call +1-857-350-1671). When prompted, enter the passcode: 62999317. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.
A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Tuesday, May 5, 2009. This toll-free replay will be available through Tuesday, May 19, 2009. To listen to the teleconference replay, call 1-888-286-8010 (outside the United States, call +1-617-801-6888). When prompted, enter the passcode: 23614048.
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About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 3,000 employees across the world, providing IT support in 32 languages. TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.” For more information, call 800-522-4451 or visit www.techteam.com.
About the Magic Quadrant
The Magic Quadrant is copyrighted by Gartner, Inc., 2009, and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
Financial Tables to Follow on the Next Page
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Financial Data
TechTeam Global, Inc.
Condensed Consolidated Income Statements (unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		%
	2009	2008	Change

Revenue
Commercial —
IT Outsourcing Services	$27,718	$30,267	(8.4)%
IT Consulting and Systems Integration	3,904	6,874	(43.2)%
Other Services	4,265	6,787	(37.2)%

Total Commercial	35,887	43,928	(18.3)%
Government Technology Services	20,218	22,036	(8.3)%

Total Revenue	56,105	65,964	(14.9)%

Cost of Revenue
Commercial —
IT Outsourcing Services	21,265	23,943	(11.2)%
IT Consulting and Systems Integration	2,968	5,488	(45.9)%
Other Services	3,159	5,234	(39.6)%

Total Commercial	27,392	34,665	(21.0)%
Government Technology Services	14,785	16,521	(10.5)%

Total Cost of Revenue	42,177	51,186	(17.6)%

Gross Profit	13,928	14,778	(5.8)%
Selling, general and administrative expense	10,592	11,739	(9.8)%

Operating Income	3,336	3,039	9.8%
Net interest expense	(311)	(444)
Foreign currency transaction gain (loss)	(235)	212

Income before Income Taxes	2,790	2,807
Income tax provision	1,140	1,116

Net Income	$1,650	$1,691

Diluted Earnings per Common Share	$0.16	$0.16

Diluted weighted average common shares and common share equivalents	10,613	10,495

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Condensed Consolidated Balance Sheet (unaudited)
(In thousands)

	March 31,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$19,909	$16,881
Accounts receivable, net	52,149	59,705
Prepaid expenses and other current assets	5,158	4,315

Total current assets	77,216	80,901

Property, Equipment and Software, Net	7,758	8,327
Goodwill and Other Intangible Assets, Net	76,635	77,361
Other Assets	745	774

Total Assets	$162,354	$167,363

Current Liabilities
Current portion of long-term debt	$12,989	$7,987
Accounts payable	7,292	6,340
Accrued payroll and related taxes	10,724	12,477
Accrued expenses and other current liabilities	9,850	11,670

Total current liabilities	40,855	38,474

Long-Term Liabilities
Long-term debt, less current portion	19,044	27,202
Other long-term liabilities	2,593	2,954

Total long-term liabilities	21,637	30,156

Shareholders’ Equity
Preferred stock	—	—
Common stock	110	109
Additional paid-in capital	78,494	77,939
Retained earnings	23,009	21,359
Accumulated other comprehensive loss	(1,751)	(674)

Total shareholders’ equity	99,862	98,733

Total Liabilities and Shareholders’ Equity	$162,354	$167,363

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Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Months Ended March 31,
	2009	2008

Operating Activities
Net income	$1,650	$1,691
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,688	1,798
Other adjustments, primarily changes in working capital	3,862	(6,415)

Net cash provided by (used in) operating activities	7,200	(2,926)

Investing Activities
Purchase of property, equipment and software	(671)	(755)
Cash paid for acquisitions, net of cash acquired	(126)	(670)

Net cash used in investing activities	(797)	(1,425)

Financing Activities
Proceeds (expenditures) from issuance of common stock	(11)	3
Tax expense from stock options	—	(16)
Payments on long-term debt	(3,152)	(558)

Net cash used in financing activities	(3,163)	(571)

Effect of exchange rate changes on cash and cash equivalents	(212)	53

Increase (decrease) in cash and cash equivalents	3,028	(4,869)
Cash and cash equivalents at beginning of period	16,881	19,431

Cash and cash equivalents at end of period	$19,909	$14,562

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Reconciliation of Operating Income to
Earnings before Interest, Taxes, Depreciation and Amortization
(In thousands)

	Three Months Ended March 31,
	2009	2008

Operating income	$3,336	$3,039
Depreciation and amortization	1,688	1,798
Foreign currency transaction gain (loss)	(235)	212

Earnings Before Interest, Taxes, Depreciation and Amortization	$4,789	$5,049

###

Contacts:
TechTeam Global, Inc.	Boscobel Marketing Communications
Margaret M. Loebl	Jessica Klenk
Vice President, Chief Financial Officer and Treasurer	(301) 588-2900 ext. 121
(248) 357-2866	jklenk@boscobel.com
investors@techteam.com
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com